Registration No. 333-________

As filed with the Securities and Exchange Commission on December 8, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mid-America Apartment Communities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	62-1543819
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue Memphis, Tennessee 38138 (Address of Principal Executive Offices) (Zip Code)

Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan

(Full Title of the Plan)

Robert J. DelPriore, Esq.

Executive Vice President and General Counsel

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue

Memphis, Tennessee 38138

(Name and Address of Agent for Service of Process)

(901) 682-6600

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Mark S. Opper, Esq.	Richard F. Mattern, Esq.
Goodwin Procter LLP	Oscar L. Thomas, Esq.
The New York Times Building	Bass, Berry & Sims PLC
620 Eighth Avenue	The Tower at Peabody Place
New York, New York 10018	100 Peabody Place, Suite 1300
Tel: (212) 813-8800	Memphis, Tennessee 38103
Fax: (212) 355-3333	Tel: (901) 549-5933
Fax: (901) 549-5999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	108,198(2)	$75.58(3)	$8,177,605(3)	$ 948

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Mid-America Apartment Communities, Inc. (the “Registrant” or “MAA”) that become issuable under the Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan, as amended (the “Post Properties 2003 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.
(2)	Represents 108,198 shares of the Registrant’s Common Stock issuable upon the exercise of stock options outstanding under the Post Properties 2003 Plan on December 1, 2016 and assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger, dated as of August 15, 2016 (the “Merger Agreement”), by and among the Registrant, Mid-America Apartments, L.P., Post Properties, Inc. (“Post Properties”), Post GP Holdings, Inc. and Post Apartment Homes, L.P., and after the adjustment for the 0.71 exchange ratio in the merger of Post Properties with and into the Registrant under the terms of the Merger Agreement.
(3)	The registration fee was calculated pursuant to Rule 457(h)(1) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based upon the weighted average per share exercise price of $75.58 for the related options granted under the Post Properties 2003 Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 108,198 shares of its Common Stock issuable upon the exercise of stock options outstanding under the Post Properties 2003 Plan.

Pursuant to the Merger Agreement, on December 1, 2016, at the effective time of the merger of Post Properties with and into the Registrant, the Registrant assumed each outstanding option to purchase shares of Post Properties common stock granted under the Post Properties 2003 Plan. All such Post Properties options were converted into options to purchase shares of Common Stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 26, 2016;

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 6, 2016, for the quarter ended June 30, 2016, filed with the Commission on July 29, 2016, and for the quarter ended September 30, 2016, filed with the Commission on October 28, 2016;

(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 22, 2016, May 18, 2016, June 16, 2016, August 15, 2016, November 10, 2016 and December 1, 2016, and the Registrant’s Current Report on Form 8-K/A, filed with the Commission on December 8, 2016; and

(d)    The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on December 14, 1993.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a Tennessee corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith; (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA, to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

The MAA charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (i) any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) unlawful distributions under the TBCA. The MAA charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under the TBCA.

The MAA bylaws also provide that MAA shall indemnify its directors, officers, employees and agents to the fullest extent permitted under the TBCA and allow for advancement of expenses as MAA deems appropriate. Furthermore, the indemnification provisions in the MAA charter and the MAA bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

In addition to the indemnification provided for in the MAA charter and the MAA bylaws, MAA has entered indemnification agreements with its directors and certain of its officers. These agreements require MAA to indemnify each director and each such officer for all expenses and liabilities incurred or paid by such director or officer in any action or proceeding arising out of his or her service as one of MAA’s directors or officers, or any of MAA’s subsidiaries or any other company or enterprise to which the person provides services at MAA’s request, subject to certain exceptions provided by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the MAA directors and officers pursuant to the foregoing provisions or otherwise, MAA has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

Exhibit 4.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

Exhibit 4.3	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

Exhibit 4.4	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of November 10, 2016, as filed with the Tennessee Secretary of State on November 10, 2016 (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 10, 2016 and incorporated herein by reference).

Exhibit 4.5	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc., dated as of December 3, 2013 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 2013 and incorporated herein by reference).

Exhibit 4.6	Form of Common Share Certificate of Mid-America Apartment Communities, Inc. (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for fiscal year ended December 31, 1997 and incorporated herein by reference).

Exhibit 5.1*	Opinion of Bass, Berry & Sims PLC.

Exhibit 23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

Exhibit 23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

Exhibit 23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

Exhibit 23.4*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and incorporated herein by reference).

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).

Exhibit 99.1*	Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan.

* Filed herewith

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the

Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, in the State of Tennessee, on this 8th day of December, 2016.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton
H. Eric Bolton
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Mid-America Apartment Communities, Inc., hereby severally constitute and appoint H. Eric Bolton, Jr. and Albert M. Campbell, III, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Mid-America Apartment Communities, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities below on the 8th day of December, 2016.

Name	Title(s)

/s/ H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
H. Eric Bolton, Jr.
/s/ Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Albert M. Campbell, III

/s/ Russell R. French	Director
Russell R. French

/s/ Alan B. Graf, Jr.	Director
Alan B. Graf, Jr.

/s/ Toni Jennings	Director
Toni Jennings

/s/ James K. Lowder	Director
James K. Lowder

/s/ Thomas H. Lowder	Director
Thomas H. Lowder

/s/ Monica McGurk	Director
Monica McGurk

/s/ Claude B. Nielsen	Director
Claude B. Nielsen

/s/ Philip W. Norwood	Director
Philip W. Norwood

/s/ W. Reid Sanders	Director
W. Reid Sanders

/s/ William B. Sansom	Director
William B. Sansom

/s/ Gary Shorb	Director
Gary Shorb

/s/ David P. Stockert	Director
David P. Stockert

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

Exhibit 4.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

Exhibit 4.3	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to the Registrant’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

Exhibit 4.4	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of November 10, 2016, as filed with the Tennessee Secretary of State on November 10, 2016 (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 10, 2016 and incorporated herein by reference).

Exhibit 4.5	Third Amended and Restated Bylaws of Mid-America Apartment Communities, Inc., dated as of December 3, 2013 (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 4, 2013 and incorporated herein by reference).

Exhibit 4.6	Form of Common Share Certificate of Mid-America Apartment Communities, Inc. (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for fiscal year ended December 31, 1997 and incorporated herein by reference).

Exhibit 5.1*	Opinion of Bass, Berry & Sims PLC.

Exhibit 23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

Exhibit 23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

Exhibit 23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

Exhibit 23.4*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and incorporated herein by reference).

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).

Exhibit 99.1*	Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan.

* Filed herewith